This transcript includes some company data that does not directly conform to generally acceptable accounting principles, or GAAP. Management believes that the presentation of some non-GAAP data provides investors with additional insight into the ongoing operations of the business. These measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies. The following are reconciliation schedules that provide reconciliations of these non-GAAP financial measures to the most closely comparable measures determined in accordance with GAAP.


                                 DENTSPLY INTERNATIONAL INC.
                            (IN THOUSANDS EXCEPT PER SHARE DATA)


Earnings Summary:

The following tables present the reconciliation of reported GAAP net income/(loss) from continuing operations in total and on a per share basis to the non-GAAP financial measures.

Twelve Months Ended December 31, 2005:

                                                            Income       Diluted
                                                          (Expense)     Per Share
                                                         ------------- -------------
Income from Continuing Operations                           $  45,413       $  0.56

Income Tax Related Adjustments                                 (8,899)        (0.11)

Restructuring and Impairment Costs                            178,915          2.21
                                                         ------------- -------------
Adjusted Non-GAAP Earnings From Continuing Operations        $215,429       $  2.66
                                                         ============= =============



Twelve Months Ended December 31, 2004:

                                                            Income       Diluted
                                                          (Expense)     Per Share
                                                      --------------- -------------
Income from Continuing Operations                            $210,286        $ 2.56

Income Tax Related Adjustments                                (19,496)        (0.24)

Restructuring Costs                                             4,960          0.06
                                                        ------------- -------------
Adjusted Non-GAAP Earnings From Continuing Operations        $195,750        $ 2.38
                                                        ============= =============

                      DENTSPLY INTERNATIONAL, INCORPORATED

                             Moderator: Gary Kunkle
                                February 9, 2006
                                   8:30 am ET



Operator

 Good morning. My name is Lee and I will be your conference operator today. At this time I would like to welcome everyone to the Dentsply International Incorporated fourth quarter earnings release. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer session.
OPERATOR INSTRUCTIONS]

I would now like to turn the conference over to Mr. Gary Kunkle, Chairman and Chief Executive Officer. Please go ahead, sir.

 Gary Kunkle

Thank you, Lee. Good morning and thank you for joining the Dentsply fourth quarter 2005 earnings conference call.

My name is Gary Kunkle and I am the Chairman and Chief Executive Officer. Also with me today are Bret Wise, our President and COO; and Bill Jellison, Senior VP and Chief Financial Officer.

I will begin today's call with some overview comments regarding our fourth quarter and the full year results and our overall business. Then before turning the call over to Bill I will conclude with some remarks regarding our outlook for 2006. Bill will then take you through a more detailed review of the P&L and balance sheet and finally we will all be pleased to answer any questions you may have.

Before we get started it's important to note that this conference call may include forward-looking statements involving risks and uncertainties. These should be considered in conjunction with the risk factors and uncertainties described in the Company's most recent annual report on Form 10(K), its subsequent periodic reports on Form 10(Q), press releases, and conference call transcripts filed with the Securities and Exchange Commission. This conference in its entirety will be part of an 8(K) filing and will be available on our Web site.

By now each of you should have received a copy of our fourth quarter and full year 2005 earnings announcement release yesterday after the market closed and our update on the pharmaceutical business.

Let me begin by discussing our decision to exit the manufacturing of the injectable dental anesthetic business in our Chicago facilities. First of all, it's important for our customers and investors to know that we remain committed to pharmaceutical dental products. Specifically, that means an ongoing commitment to our existing products and a commitment to the opportunities that may exist with future products.

It has never been our belief or our strategy that the manufacturing of those products was a mandate to participating in pharmaceutical products. At the time we acquired the trademarks in 2001 from AstraZeneca, AstraZeneca stated that they did not want to manufacture long-term but would continue to supply us for a reasonable amount of time until we had manufacturing capabilities or other sources of supply. At the time we decided to manufacture, we believed it was the best choice for us. In fact, we did not see the viability of other alternatives that may be available to us today. Clearly we also did not have a good understanding of the complexity and the cost of starting such a manufacturing operation for such a limited product portfolio.

Our global sales of injectable dental anesthetic products are less than $80 million. Much of the required infrastructure for such an operation is not dissimilar in terms of the positions, the experience, and the skills that are required for a multi-billion dollar pharmaceutical operation. We however lack the opportunity to leverage those costs, that infrastructure, across a broader product portfolio or a more significant brand. Many nondental pharmaceutical brands represent billions of dollars in revenue as one brand alone. The opportunity to realize comparable leverage in dentistry only is not realistic.

It's been an expensive lesson and a valuable learning experience. But we are clear on one thing. It is in the best interests of Dentsply and our stockholders to abandon the manufacturing and pursue alternative supply channels.

Most of our current supply agreements provide us product supply into 2008. We are currently pursuing longer term agreements to carry us beyond that period and we are also confident that we can continue to expand our pharmaceutical product portfolio without being a manufacturer.

Let me move on to the fourth quarter and 2005 results. Looking at sales, our reported sales during the fourth quarter were $447 million. This represented a decrease of 3.9% as recorded and a decrease of 1.1% if you exclude the precious metal contents.

The decreased sales of 1.1% for the quarter broke out as follows: Base business was plus 0.4; foreign exchange was minus 3.3; acquisition was plus 1.8. And just for your information, if you look at what that base business would have been if you excluded the estimated impact of those businesses in Germany affected by the reimbursement, the base business would have been plus 5.3.

I will give you the geographic base business by region also for the quarter and for the year. This again will be ex-precious metals, and due to its significance I will also give you the estimated impact on growth that the German reimbursement had on both Europe and our overall growth.

Starting with the United States, our fourth quarter base business growth was plus 2%. For the full year it was 5.2%. Moving to Europe, our base business growth in the fourth quarter was minus 3.7. For the full year it was minus 2.7. If you look at Europe ex the German impacted companies, the base business growth in Europe in the fourth quarter was plus 11.4. And for the year it was plus 9.4.

Our total base business growth for the quarter, as I stated earlier, was plus 0.4, and for the full year plus 2. If you look at the -- our total year and total quarter, excluding those German affected companies, our growth in the fourth quarter was plus 5.3 and our growth for the full year was plus 6.

The growth numbers I just reviewed clearly reveal the impact of the German reimbursement and what it had on our business. The lab business was the segment that was impacted the most. Our chair-side products in Germany showed continued improvement through 2005 and really had positive growth in the second half of the year.

With respect to our Germany business going forward it remains the largest market in Europe and a market in which we have a large presence. And while we don't expect 2006 sales to return to 2004 levels, we do expect it to show growth compared to last year and have continued growth opportunities in future years.

Moving to the U.S., we are pleased with our improved performance in the U.S. throughout 2005. As I said earlier, our internal growth for the year was 5.2 overall. There were some fluctuations in buying patterns from our dealers in the third and fourth quarters due to the timing of price increases, but the reported sales of our products by those dealers to dental offices remained steady and growing during the year.

Our growth in the U.S. was led by high single-digit growth in consumables that are sold to dental offices. Implants had a growth of over 20% and orthodontics continued to grow in double digits. This was offset by low single-digit growth in our lab business and a negative growth in dental injectable anesthetics. While the lab business over the full year was low single-digit, we saw continued improvement throughout the year with our crown and bridge products, which was really led by our Cercon all-ceramic brands.

Looking at Europe, as I mentioned earlier, Europe's base business growth for the year was minus 2.7. Excluding Germany, Europe's growth for the year was plus 9.4, which was one of the best years we've ever had in these markets. This growth was led by strong double-digit growth in orthodontics and implants and high single-digit growth in consumables for the dental office.

Looking at some other markets, Asia experienced double-digit growth for the entire year, with growth in virtually every category. Hong Kong, Indonesia, and Korea were the fastest growing markets within that region.

 Latin America

 while quarterly performances in Latin America have shown inconsistencies, really due to the volatilities of some of those markets, we did experience a high single-digit growth for the year and this was led by endodontics, implants, and consumables.

I mentioned several new products through 2005 that continued to perform well. I have mentioned those in the past and those were Oroqix, which is our new non-injectable dental anesthetic for scaling and root planing, which has now been introduced in the United States and nine European countries; BioPure, which is our new irrigant that is used to disinfect the canal in a root canal procedure, thus dramatically reducing the probability of complications or failure resulting from bacterial contamination; Calamus, a very unique, simple, and user-friendly obturation delivery system that is also used in root canal procedures. The filling material that is to be put into the canal during the procedure is in cartridges that are designed for single-patient use, making it more convenient, disposable, and providing for quick and easy clean up following the procedure.

 Interactive MYSTIQUE

 this is the world's first low-friction, translucent, ceramic bracket for orthodontics; TPH3, a new generation of restorative material providing improved handling, excellent aesthetics and simplicity of application for the dental professional; Cercon ART, which is a new software system for our Cercon products that allows the technician to develop the coping from the stone model, thus eliminating additional steps of a traditional wax-up. And as we had said before, it also provides the lab with a better utilization of the Cercon block, making Cercon a cost competitive alternative to precious and nonprecious metal crowns and bridges.

In addition to that, and I'll name a few others that we have introduced that I have not talked about before, the Xeno IV, it's a new one component, self-etching dental adhesive that provides strong bonding strength with simplicity and ease of use for the dental professional.

 Cercon implant abutments

 They provide superior cosmetics for implant users to traditional abutments. BioForce, it's a new nickel titanium arch wire. This addresses current trends in the dental treatment of low force, reduced friction, and shorter treatment time.

 Aquasil Ultra Digit

 this is an exciting new delivery system for our Aquasil impression material products. It is extremely user friendly. It comes in a unit dose and provides easier and better placement of material.

And there are several others, but that's just to name a few. Our commitment to innovation and the contribution that it makes to our Company continues to grow.

In 2005, approximately $740 million of the sales came from products that we have introduced in the past five years. This represents 43% of our total reported sales. It's the highest percent we have ever had. This contribution of new products has not only grown in dollars over the past several years but continues to grow as a percent of contribution.

Looking forward, we have a full pipeline of new products that we expect to launch in 2006. Several of these will be introduced or previewed at the upcoming Chicago mid-winter dental meeting, which is later this month. We are very excited about this product offering and look forward to introducing it to our customers. As we have said often, there are not many big products in dentistry. For a company the size of Dentsply, to make an impact with new products you must introduce many and introduce them often.

In 2005 we introduced over 30 new products and have consistently introduced over 20 per year on average. The 360 scientists and technicians that support our product development are truly unparalleled in the dental industry. Their experience, their skills, their breadth of expertise are unique to Dentsply and are a critical competitive advantage and a component of confidence as we look to the future.

Just some closing remarks, before I turn the call over to Bill I would like to make some other remarks. As I have said before, 2005 has been a challenging year for us. We have had to deal with the German reimbursement issue throughout the entire year. And, of course, all the issues surrounding the pharmaceutical business.

But in spite of those, we exceeded our original guidance for the year of 2.59 to
2.63 by delivering $2.60 per diluted share on a non-GAAP basis Excluding unusual charges. It's a true credit for the organization and it's really just a perfect example of how the critical mass, the broad product portfolio, and the geographic diversity of Dentsply have allowed us to diffuse the impact of these events. We are very happy to have them behind us and we are optimistic about the outlook for 2006.

In 2006 we expect our earnings to be $2.80 to $2.85 per diluted share, Excluding any restructuring charges. On a non-GAAP basis and also Excluding the after-tax impact of expensing stock options and any restructuring charges, we expect our earnings to be $2.95 to $3 per diluted share.

That concludes my remarks so I will now turn the call over to Bill. Bill?

 Bill Jellison  - DENTSPLY International Inc. - CFO

 Thanks, Gary. Good morning everyone.

Before discussing the overall operational performance I would like to provide you with some additional comments regarding the pharmaceutical asset impairment and restructuring charges.

During the fourth quarter the Company recorded a pretax restructuring charge and an impairment charge associated with the injectable anesthetic assets of $101.8 million, which had an after-tax impact of 67.8 million, or $0.86 diluted EPS for the pharmaceutical division within our U.S. consumables business segment.

The total amount of impairment and restructuring in 2005 associated with the injectable anesthetic products is 232.8 million, which had an after-tax impact of $178.9 million, or $2.21 per diluted share for 2005. After recording the impairment, Dentsply has approximately $32 million of long lived assets relating to the pharmaceutical division which are not impaired, based on our current set of assumptions for the underlying business. Additional restructuring charges are anticipated in 2006 of approximately 6 to 9 million to complete the closure of the Chicago based pharmaceutical manufacturing facility. Although we are disappointed that we had to take these charges, our actions will improve both our earnings and our cash flow in the near to midterm, as we complete the wind-down and sale of this facility.

As Gary mentioned, net sales for the fourth quarter of 2005 decreased by 3.9% and decreased 1.1% Excluding precious metals. Net sales for the year were $1.72 billion, an increase of 1.2% over last year, while sales ex precious metals were $1.54 billion, an increase of 4.2% for the year.

Sales ex precious metals for the year included a 0.6% increase from foreign exchange translation and 1.6% from acquisitions. The impact of the German dental reform on internal growth is estimated to be a negative 4% for the year.

The 2005 geographic mix of sales, ex precious metals, was as follows: The U.S. represented 43.1% of sales compared to 41.3% in 2004. Europe was 37.3% this year compared to 40.4% last year, and the rest of the world was 19.6% of sales compared to 18.3% last year.

Dentsply sales, while negatively impacted by the softness in the German dental market during the year, showed double-digit worldwide growth in implants, orthodontics, and our all ceramic Cercon products. We believe the 2005 reimbursement changes in Germany, while significantly impacting the German dental market in 2005, will improve the rate of conversion to all ceramic products like Cercon as these products are now eligible for reimbursement.

Gross margins for the fourth quarter were 55.9%, that's ex precious metals, or lower by 1.4 percentage points compared to the fourth quarter of 2004. Full year GMs were 56.3% ex precious metals , a reduction of 0.8 percentage points over last year.

Margin rates were negatively impacted in the quarter and the year by higher cost of our new anesthetic facility and lower alloy sales. Company-wide margin rate should improve in 2006, both from our decision to close the pharmaceutical manufacturing facility and from improved product mix, operating efficiencies, and new product offerings.

SG&A expenses were $144.1 million or 36% of sales ex precious metals in the fourth quarter of 2005 versus 36.7% in the fourth quarter of 2004. The lower expense level in the fourth quarter primarily resulted from a positive exchange translation due to a stronger U.S. dollar and expense management in the period. Total year SG&A of $563.3 million in 2005 included a slight increase from foreign exchange translation but decreased slightly as a percent of sales to 36.5% compared to 36.7% last year.

Expenses were tightly controlled during the year to help offset the impact of the German dental market and the cost incurred at the injectable anesthetic facility.

Operational margins for the fourth quarter, including impairment and restructuring charges, were a negative 4.9% compared to 17% in the fourth quarter of 2004. Operating margins, including impairment and restructuring charges based on sales Excluding precious metals, were a negative 5.4% compared to 19.6% last year in the same period.

Operating margins ex precious metals for the fourth quarter of 2005 on a non-GAAP basis, Excluding the impairment and restructuring charge, were 19.9% compared to 20.6% in the fourth quarter of last year. And full-year operating margins, including the impairment and restructuring charges based on sales ex P.
M. Were 4.7% compared to 19.9% last year.

Operating margins ex precious metals for 2005 on a non-GAAP basis Excluding impairment and restructuring charges were 19.8% compared to 20.4% in 2004.

As we move into 2006 we expect company-wide margin rates will improve one half to one full percentage point with about half the improvement coming from our pharmaceutical decision. The remaining improvement should come from improved product mix, operating efficiencies, and the new product performance.

Net interest and other income in the fourth quarter was $1.4 million, or an improvement of $6.2 million compared to the last year's fourth quarter. Net interest expense improved $4.5 million in the quarter. Net interest and other expenses for the full year were $1.9 million compared to $21 million in 2004. Net interest expense was lower by $10.9 million in 2005 and was benefited in the quarter and the year by lower borrowing levels and net investment hedges utilizing the Japanese yen and Swiss franc. Foreign exchange transaction gain was $1 million higher in the fourth quarter of 2005 than the same period last year and was $7.8 million higher for 2005.

Our tax rate was favorably impacted by the global tax project we undertook this year, which improved our worldwide tax structure. The rate for the quarter was 96.4% compared to 7.6% in the fourth quarter of 2004. But the full year rate in 2005 was 36.1% compared to 23.3% in 2004. The 2005 rate of 36.1% included an operational rate of 29% compared to 30.4% in 2004.

The company benefited from a favorable geographic mix due to the lower profits within Germany and from net non-recurring benefits related to the tax reorganization and repatriation activities of $8.9 million.

The 2004 tax rate was benefited primarily from adjustments and the settling of tax audits of $19.5 million. As you know, the accounting treatment for tax contingency items resulting in the reporting of the change in the period of resolution, thus these items can skew the reported rate in any one period. We believe an operational tax rate of 29.5 to 30% is a reasonable estimate for 2006.

Net loss from continuing operations for the fourth quarter of 2005 was $0.7 million or $0.01 per diluted share. This was a decrease compared to net income from continuing operations of $69 million or $0.83 per diluted share in the fourth quarter of 2004. The fourth quarter of 2005 included a pretax impairment and restructuring charge of $101.4 million, 67.5 million after tax, or $0.86 per diluted share, primarily associated with the injectable anesthetic facility and intangible assets.

The quarter also included a net non-recurring income tax benefit related to tax reorganization and repatriation activities of $5.7 million or $0.07 per diluted share. The fourth quarter of 2004 includes pretax charges of $4 million or $0.03 per diluted share relating to restructuring activities. The quarter also included a reduction of income taxes of $15.4 million or $0.19 per diluted share related to adjustments in the settling of tax audits.

Earnings from continuing operations, Excluding the items noted above, for the fourth quarter of 2005 and 2004, which constitutes a non-GAAP measure, would have been $61.1 million or $0.76 per diluted share for 2005 compared to $0.68 in 2004, an 11.8% increase.

Net income from continuing operations for 2005 was $45.4 million or $0.56 diluted share. The 2005 earnings included the following items: Pretax impairment and restructuring charges primarily associated with the injectable anesthetic facility and indefinite live intangible assets of $232.8 million -- that's 178.9 million after tax, or $2.21 per diluted share.

Net nonrecurring benefits related to tax reorganization and repatriation activities of $8.9 million or $0.11 per diluted share.

Net income from continuing operations for 2004 was $210.3 million or $2.56 per diluted share, and the 2004 period includes pretax charges of $7.1 million or $0.06 per diluted share relating to the restructuring activities, a net income tax benefit of $19.5 million or $0.24 per diluted share, primarily related to adjustments and settling tax audits from returns.

Earnings from continuing operations for comparability analysis excluding the items noted above for the years 2005 and 2004, which again constitutes a non-GAAP measure, were $215.4 million or $2.66 per diluted share for 2005 compared to $2.38 in 2004, an increase of 11.8%.

Now let's look at cash flow and a few balance sheet items. Operating cash flow ended strong with $119 million generated in the fourth quarter of 2005, with operating cash flows for 2005 of approximately $251 million compared to 307 million in 2004.

Capital expenditures were $45 million for the year, yielding free cash flow or operating cash flow less capital spending of about $206 million for the year.

Depreciation and amortization for the year were $50.6 million. Capital expenditures in 2006 are projected to be 55 to $60 million with depreciation and amortization of 50 to $55 million.

Inventory days, although higher throughout the year, ended at 90 days for 2005, or two days lower than last year and seven days lower than at the end of the third quarter of 2005. Receivable days ended 2005 at 52 days compared to 57 days at the end of the third quarter of 2005 and the record low of 47 days at the end of 2004.

The balance sheet continued to strengthen during the quarter. At the end of 2005 we had $435 million in cash and short term investments compared to 506.4 million at the end of 2004. Long-term debt was $270 million at the end of 2005 compared to 780 million at the end of 2004. In addition, we had 412 million of short term debt at the end of 2005 compared to 73 million at the end of 2004 and we also had a derivative asset value of 29 million at the end of the year compared to 35 million at the end of 2004.

Dentsply repurchased $163 million or 3 million shares at an average price of $54.85 in 2005. Based on the Company's increased authorization to maintain up to
5.5 million shares of treasury stock, we still have approximately 3 million shares available for repurchase.

Finally, as Gary noted, our diluted EPS guidance for 2006 is $2.80 to $2.85, Excluding any current period restructuring costs but including the expensing of stock options under the statement of financial accounting standards SFAS 123 R., share-based payment. Based on our current estimates, we expect an expense of approximately $0.15 per diluted share for the expensing of stock options under SFAS 123 R in 2006.

On a non-GAAP basis, Excluding the after tax impact of expensing of stock based compensation and restructuring costs, diluted EPS are expected to be $2.95 to $3 per share.

That concludes our prepared remarks and we would be glad to answer any questions that you may have at this time.

 QUESTION AND ANSWER


Operator

 [OPERATOR INSTRUCTIONS] Your first question comes from Derek Leckow with Barrington Research.

 Derek Leckow  - Barrington Research - Analyst

 Thank you. Good morning. How are you doing? I'm just kind of confused about the operational earnings per share that you gave in the press release here, because isn't there also an item within the Other line that should be taken out of that?

 Bill Jellison  - DENTSPLY International Inc. - CFO

 What are you referring to?

 Derek Leckow  - Barrington Research - Analyst

 I think you said it was about $1.1 million, Bill.

 Bill Jellison  - DENTSPLY International Inc. - CFO

 Of what?

 Derek Leckow  - Barrington Research - Analyst

 Of other income.

 Bill Jellison  - DENTSPLY International Inc. - CFO

 Yes, but that's still an operational related item, Derek. We'd have those year over year.

 Derek Leckow  - Barrington Research - Analyst

 So what were the numbers this year versus last year in that category? That's related to your hedging activities? Is that right?

 Bill Jellison  - DENTSPLY International Inc. - CFO

 In just the -- you want it for the whole year?

 Derek Leckow  - Barrington Research - Analyst

 I'm sorry, just for the quarter. I'm just trying to get to a quarterly number on the net interest and other expense line. Maybe you just want to list the components there for me.

 Bill Jellison  - DENTSPLY International Inc. - CFO

 Right. This year we had a gain in the quarter of $724,000. Last year we had an expense of $308,000. That's a $1 million swing.

 Derek Leckow  - Barrington Research - Analyst

 And the rest of it was simply because you had lower debt outstanding?

 Bill Jellison  - DENTSPLY International Inc. - CFO

 That's correct.

 Derek Leckow  - Barrington Research - Analyst

 Okay.

 Bill Jellison  - DENTSPLY International Inc. - CFO

 The debt change and the investment hedges on exchange, is right.

 Derek Leckow  - Barrington Research - Analyst

 Okay. Okay, thanks. And it looks like you purchased a couple million shares here in the quarter? Was that right or did I not get that from -- last quarter you had you about 80.2 million outstanding and it looks like we are at 78.6?

 Bill Jellison  - DENTSPLY International Inc. - CFO

 Yes, we've got a total shares available at this point under our repurchase authorization of 3 million shares and we purchased a total of $163 million of stock for 2005. But we did not -- I don't believe that we picked up any additional in the fourth quarter.

 Derek Leckow  - Barrington Research - Analyst

 Okay. And then just on your guidance for '06, it looks like you are lifting it above what the average analysts' estimates are out there, and I think -- if I look at my model it looks like you're assuming a lower tax rate by about a percentage point and a half, and that pretty much makes up for the difference I believe, unless there's -- are you changing your assumptions on internal growth as well?

 Gary Kunkle

 I believe it's a higher tax rate, isn't it, Bill?

 Derek Leckow  - Barrington Research - Analyst

 I thought Bill said 29.5%.

 Bill Jellison  - DENTSPLY International Inc. - CFO

 The operational tax rate for '06 is expected to be a little bit higher than it is in 2005. 2005 had an operational tax rate of 29%. We are expecting in 2006 to have an operational rate of about 29.5 to 30%.

 Derek Leckow  - Barrington Research - Analyst

 Okay. I see.

 Gary Kunkle

 The two big components of that, Derek, you already alluded to one of them, which is internal growth, we are estimating it to be between 5 and 6% and we fully expect it to be at the high end of that.

And the other one is the increased benefit we got from shutting the plant down because we won't be incurring those costs in 2006.

 Derek Leckow  - Barrington Research - Analyst

 Okay. I wonder if you could describe -- I missed some of your earlier comments, Gary, so I apologize, but the economics behind that, you are going to be selling that, the assets that you have there. What are your assumptions on that and when will that transaction close?

 Gary Kunkle

 Well, we are discussing that with potential buyers today, and because we are in discussions I certainly don't want to talk about what we expect to get out of it. So I really can't comment on it, other than our plan is to sell the facility, Derek.

 Derek Leckow  - Barrington Research - Analyst

 Okay. And you already, I guess, have a manufacturer lined up?

 Gary Kunkle

 We don't. Okay.

 Derek Leckow  - Barrington Research - Analyst

 So that's another thing --

 Gary Kunkle

 We are in discussions today with a number of suppliers, some of which we currently do business with. Our existing contracts carry us -- provide us product through into 2008 and, of course, that was really to make sure that we were covered until the plant was up and operational. Now we need to go out and look for contracts to make up for not having that manufacturing capability.

 Derek Leckow  - Barrington Research - Analyst

 Okay. Thanks. Let me stop there. Bill, could you give me a call after the call? I would like to talk to you about some of the cash flow items.

 Bill Jellison  - DENTSPLY International Inc. - CFO

 Sure. Absolutely, Derek.

Operator

 Your next question comes from Anthony Ostrea with JMP Securities.

 Anthony Ostrea  - JMP Securities - Analyst

 Hi. Good morning, guys. A couple of questions here. I think you gave the growth numbers for a couple of categories, including the implants. What was the growth rate for endodontics for the quarter? I think you gave a U.S. number, but the worldwide number would be helpful.

 Gary Kunkle

 Actually, I don't think I gave a U.S. number for it, but just give me one minute here. Endodontics was in the high single digits for the year.

 Anthony Ostrea  - JMP Securities - Analyst

 And then, I can probably calculate this, given the numbers you gave on Europe and Europe without the impacted business in Germany, but roughly, what was the percentage of sales that were impacted in the quarter and year? If you look at that business, what percent does that represent of total sales?

 Gary Kunkle

 Our Germany business represents 18 to 20% of our total sales --

 Anthony Ostrea  - JMP Securities - Analyst

 Yes, but it's only a portion -- [overlapping speakers] --

 Gary Kunkle

 Obviously it's less now.

 Anthony Ostrea  - JMP Securities - Analyst

 But it's only a portion of that 18 to 20% which was impacted by the reimbursement, correct?

 Gary Kunkle

 Correct. The only one that's excluded from that, Anthony, is implants in Germany because implants, quite frankly, had a positive impact from their reimbursement. They were negatively impacted in the first quarter because of the administrative issues in getting the reimbursements started, but because implants were included positively in the reimbursement they were favorably impacted and we didn't include that because they didn't contribute to the negative base.

I misstated on the endo business. It's in the mid-single digits, Anthony.

 Anthony Ostrea  - JMP Securities - Analyst

 For full year.

 Gary Kunkle

 Around the world.

 Anthony Ostrea  - JMP Securities - Analyst

Got it. And then if you look at the impact of business in Germany, can you compare that quarter to quarter? Since last year was --

 Gary Kunkle

 I can -- and these are rough. Q1 was probably in the mid 20s, negative, year-on-year. Second quarter was around 12 negative. Third quarter was around two negative. And the fourth quarter was approximately 20 negative.

Anthony Ostrea  - JMP Securities - Analyst

 Got it. Great. Thank you.

And then just on guidance of 2.95 to 3, pro forma for '06, Bill, can you walk us through what the impact of currency is on your top line and gross margin for, say, a 1% currency impact, what is that effect on revenues and gross margin?

 Bill Jellison  - DENTSPLY International Inc. - CFO

 As far as our overall sales and earnings are concerned you should keep in mind from a worldwide basis, about 60% of our sales are overseas. So depending again on which currencies that you are focused in on, if you are European based, the European sales are about 40% of our total. So you can just run your percentages straight off of that depending on which currencies that you want to estimate are going to move in any one direction.

 Anthony Ostrea  - JMP Securities - Analyst

 And that's for revenues. But how does that impact gross margins now?

 Bill Jellison  - DENTSPLY International Inc. - CFO

 Oh, from a margin dollar perspective, you've got about the same kind of an impact associated with that, but keep in mind that when we've got FX-related locations we sell intercompany sales and transactions around the world and we have a lot of natural hedges established between those different country locations. On top of that, we are taking advantage of kind of the financing side of it by insuring that we have debts placed in some of those foreign markets. So if you have positive or negative movements around the world we are trying to minimize any positive or negative impact from an EPS perspective.

So it's primarily just a little movement on the translation side. We could have some transactions that are offsetting that, depending on what the period is.

So we don't project moving forward what type of an expectation we are going to have from an EPS perspective on that. It's typically been, maybe $0.015 a quarter during some periods.

 Anthony Ostrea  - JMP Securities - Analyst

 I see. So the decline in gross margins year over year wasn't affected by the Euro? For the quarter.

 Bill Jellison  - DENTSPLY International Inc. - CFO

 No. The declines in the gross margin, Anthony, year over year, the two main factors were, one, the fall off in the German lab business. Keep in mind, precious metal sales have actually a high gross margin rate on an XPM basis, because then you are just selling off the pure value-added on those precious metal sales. Those sales were significantly negative impacted and so we had a negative mix from that this last year. And then also we had the negative drag on operational earnings from the anesthetic facility this year.

Next year as you look at the margin rates, as I mentioned, we believe margin rates will be about a half to a full percentage point better with about half of that improvement just coming from the pharmaceutical division, the other half coming from some of the positive additional mix pickup out and the new products.

 Anthony Ostrea  - JMP Securities - Analyst

 Okay, great. And then one last question, if I may. Can you just update us on the status of your R&D collaborations, such as Georgia Tech?

 Gary Kunkle

 Yes. Sure. Actually, it hasn't changed too much from my last update, because I believe the question was asked in the last call, Anthony, but there were really four things that we focused on: SATIF, which was a technology we bought from Sanofi-Aventis, and it is in product development. We have taken it from proof to principle. It has a number of product opportunities. We will be and expect to be releasing one of those product opportunities in late 2006. Of course, I don't want to be specific about which one of those products it is, for competitive reasons.

Doxa, which is another technology we acquired and can either provide an improved restoration material or adhesive. It does add through reducing the micro leakage. We also have that in product development, but that will be an'07 launch or at least as it is planned.

IDMoS, which is a caries detection device we talked about. We really expect and hope that we can get that out in the late 2006 also.

The Georgia Tech projects, we are going to be updated on those this quarter. Those are more proof of principal and more -- longer term projects.

 Anthony Ostrea  - JMP Securities - Analyst

 Great. Thank you very much.

Operator

 Your next question comes from Suey Wong with Robert W. Baird.

 Suey Wong  - Robert W. Baird - Analyst

 Thank you. With the Chicago plant here, while it's disappointing it's not going to be part of your ongoing business, it seems like you made the smart and tough decision here to not throw any more money trying to fix this thing. Could you talk about the annual benefit to the EPS from the overhead and also from any kind of consulting arrangements that will die off in trying to turn this thing around?

 Gary Kunkle

 I can talk about it in general, Suey. First of all let me just talk about the differences as you look at continuing to manufacturing versus going to alternative supply. And I don't want to suggest that either one is not without risk, because the risk with the manufacturing plant is that you can continue to invest and not get equity approval in time and, of course, the risk which we have today is we have a finite time and supply, even though it takes us into 2008, but we don't have agreements beyond that.

So there's risks in both, but the other things that are different is the manufacturing one requires continued capital investments. And it requires continued ongoing investment beyond 2008 for two reasons, one to expand capacity as we bring in more and more countries into that facility for supply. And ongoing maintenance and upkeep for the plant.

If you look at the other one -- and you don't get the benefit until 2008. And then it's estimated to eventually get between $0.10 and $0.12.

If you look at the flip side, if you go to alternative supplies, you still have the risk that you don't have it today, but you have eliminated the current cost ongoing, you have an immediate pickup because you've eliminated the investment costs, and we estimate that the impact this year is probably $0.06 to $0.08, but that's offset somewhat by the fact that we are not supplying Australia and U.K. any more.

So as you go forward you can continue getting that pickup of $0.06 to $0.08 each year. As we start supplying U.K. and Australia we can add to that, and we are hopeful that as we go to suppliers today that we have kind of short term agreements with, that if we can lengthen those agreements and make them longer term, that they will consider a more favorable pricing to us.

And so our improvement target of $0.10 to $0.12 is still a target that we are aiming for and hopefully we can achieve it.

 Suey Wong  - Robert W. Baird - Analyst

 So, Gary, you are saying that there is a $0.06 to $0.08 benefit this year and then afterwards it will be at least that plus some?

 Gary Kunkle

 That's our expectation.

 Bill Jellison  - DENTSPLY International Inc. - CFO

 I think that that kind of confirms the amount that we are putting out there on the improved operating rate as well, too, Suey. If you are looking at about a 50 basis-point to a full -- or 100 basis-point improvement in our operating margin rate with half of that really coming from the anesthetic facility, that kind of gets you to those same kind of numbers of improvement for that facility next year.

 Gary Kunkle

 Just one other difference --

 Bill Jellison  - DENTSPLY International Inc. - CFO

 -- in 2006.

 Gary Kunkle

 Sorry, Bill. One other difference, Suey, between the two is the risk on continuing manufacturing stays until you have an FDA audit. So we won't know until after we've continued to invest millions more dollars and still won't know until closer to 2008 as to whether we accomplished our objective. The risk in looking for alternative supplies clearly will be resolved before that, because we won't wait until 2008 to extend our contracts or look for alternative contract supplies.

 Suey Wong  - Robert W. Baird - Analyst

 Good point. Given the decision to close the Chicago plant, will this change your acquisition strategy? Is pharma going to be probably left on the short list of potential target areas?

 Gary Kunkle

 In fact, even with the strategy to manufacture, as we looked at pharmaceutical opportunities, all of them we were looking at did not require manufacture. We were looking at products or technologies that already existed within pharmaceutical companies that may have a dental application, and in those cases the existing pharmaceutical company would be the supplier and manufacturer.

 Suey Wong  - Robert W. Baird - Analyst

 Good. It's good that there's closure to this issue.

Let me shift gears a bit and just ask you about lab. Last quarter, Gary, you talked about changes in your lab strategy. Could you give us an update there on the different options you are looking at?

 Gary Kunkle

 Yes. Well, first of all we have a number of products and strategies in place to stimulate the growth in that sector. Let's begin by looking at Cercon.

We introduced Cercon Art last quarter. And I won't get into the details because I talked about it earlier, but overall it provides a CAD/CAM capability for our Cercon lab customers. We are also previewing a number of new Cercon technologies during 2006, one of which will be shown at the Chicago mid-winter. And certainly I don't want to preempt that. We will show that later this month. Then later in 2006 additional products and technologies will be introduced, most of them being in the family of Cercon products.

One of the other things I have stated before is we also want to provide our labs with a broader offering of services, to provide them with an alternative to current offshore services. These services will be offered through our U.S. lab business, and that U.S. lab business will work in conjunction with our other divisions around the world. Currently, we are addressing our expansion needs to deliver those services, and hopefully we'll be operational in the next several months. And, of course, the benefit to the customer is now they can get a more competitive crown and bridge offering, but they can be assured that the materials used are FDA approved and that they have the full service of our U.S. operation. And, of course, those labs can opt not to do that. They can continue buying materials and do their own work. It's just an additional option we are offering to them.

 Suey Wong  - Robert W. Baird - Analyst

 Was this previewed at the recent national lab show?

 Gary Kunkle

 No.

 Suey Wong  - Robert W. Baird - Analyst

 Okay. And then just one final point here: With internal growth, if I heard you right, Gary, you were talking about 5 to 6% for the year. Would it be reasonable to assume that the acceleration -- that there is going to be a [prestrike] acceleration at the first half of the year, given the favorable comps in Germany?

 Gary Kunkle

 You know, you have favorable comps in Germany just for the first quarter, but you also have one of our strongest quarters last year in the U.S., so that might offset it somewhat. I'm not sure I would try to do it quarter by quarter. We usually don't, we don't offer guidance quarter by quarter. I would just stick with it being 5 to 6 and we expect it to be in the high side.

 Suey Wong  - Robert W. Baird - Analyst

 Okay. Great. Thank you.

Operator

 Your next question comes from Frank Pinkerton with Banc of America Securities.

 Frank Pinkerton  - Banc of America Securities - Analyst

 Hi. Great. Bill, can you just review the debt totals again? I kind of got lost when you were going through short and long-term.

 Bill Jellison  - DENTSPLY International Inc. - CFO

 Sure. If you -- hang on one second. We will just talk about first for 2005. For 2005 we had cash of $435 million. We had debt of 270 million; long-term debt. We had short term debt of 412 million. And we had a derivative asset value of about 29 million. If you kind of sum all those up, that probably gives you a number of around 219 of kind of net, net debt at the end of '05.

If you look at '04, the '04 number was $506 million of cash, had long-term debt of $780 million. It had about 73 million of short-term debt. And a derivative asset value of around $35 million. That would get to you a net debt level of around 312 at the end of last year.

So we are down roughly about $100 million in net debt between the two periods and obviously that includes in getting to that number, stock repurchases that we made during the year of about $163 million as well as acquisitions of about $18 million.

 Frank Pinkerton  - Banc of America Securities - Analyst

 Okay. Great. And I guess that leads me into the next question. How does the acquisition front look? We've been a couple of years without anything major there. Can you update us on any potential plans you have in 2006 or changes in that strategy?

 Gary Kunkle

 Yes. The strategy has not changed in terms of the targets. We continue targeting businesses, quite frankly, with which we compete. We are not looking at new segments in which we don't compete and we are looking at certain geographies and technology, and we continue to maintain a dialogue with a number of acquisitions candidates with whom we've had a relationship for some time, and these would really be the strategic targets.

There are newer candidates and discussions that are probably more -- I'll describe them as opportunistic rather than strategic, but they do fit nicely within our product portfolio and our general direction. While those generally are smaller, they probably have a higher likelihood of earlier success.

That's about all the detail I can offer, but clearly, acquisitions remain a key strategy and we are putting a tremendous amount of effort behind them.

 Frank Pinkerton  - Banc of America Securities - Analyst

 Okay, great. And I guess I'll throw one more out there, and this is in some way related to the pharma facility. But when I think of the Dentsply story, part of it longer term is the ability of the Company to dramatically improve the kind of margin and value-added proposition for the products that it's bringing to market and I've always believed that companies that can do things like operate complex manufacturing facilities, undergo expensive R&D projects, overcome FDA barriers, have a better marketing force to explain these complex products, are the companies that are going to be out there.

Clearly not being in the manufacturing side, what is Dentsply setting up for a longer term as you guys address the dental market and look to bring products that hopefully will improve your margins over the longer term and accelerate your cash flows?

 Gary Kunkle

 Well, first of all I wouldn't draw overall conclusions of our ability to do those thing by focusing just on anesthetics alone. We recognize that it was a failure. We are all disappointed in it. It was a risk we took, a prudent risk. I would plead that it was ignorance more than anything that kept us from being successful in it. But having said that, taking those prudent risks have also been the things and the strategies that have allowed us to have success in other categories. And we've made 30-some-odd acquisitions and that happens to be one that didn't work.

So we just have to be careful that we don't get risk adverse because we need to take prudent risks to continue and we are confident we can do the things that you described, but we just weren't successful with it. From a manufacturing standpoint for pharmaceutical we have every confidence that we can still market well.

 Frank Pinkerton  - Banc of America Securities - Analyst

 Thank you.

 Bill Jellison  - DENTSPLY International Inc. - CFO

 Also just a note on that, Frank, is that we still manufacture right around 90% of all the products that we produce. This was one area for us, but we obviously have manufacturing facilities throughout the U.S., throughout Europe, and throughout Asia and Latin America, and we are absolutely solidly committed on the manufacturing side. This was just one that we didn't feel deserved the additional capital for that potential risk on the backside and we think that there is just better alternatives for us moving forward with that business.

 Frank Pinkerton  - Banc of America Securities - Analyst

 Great. Thanks, guys.

Operator

 Your next question comes from Steven Postal with Lehman Brothers.

 Steven Postal  - Lehman Brothers - Analyst

 Thanks a lot and thanks for all the detail.

I'm just wondering, in Europe you talked about Excluding Germany. I think you said the growth was about 11%. Could you maybe elaborate on your comments on some of the trends that you are seeing in some of the other European countries?

 Gary Kunkle

 Well, I can't comment on country by country because I don't have that detail, but if you look at them in aggregate, our European business Excluding Germany for the full year was 9.4%. We have continually estimated the Europe growth at around 3.5. It may have picked up somewhat, but it certainly has not picked up to that extent. And so we are extremely pleased. I guess when I think about it more anecdotally, without having any numbers in front of me, the two countries that probably stand out would be Italy and France.

 Steven Postal  - Lehman Brothers - Analyst

 Okay. And is there any specific product lines or categories where you think you are gaining share in Europe?

 Gary Kunkle

 If you look at the European business overall, Excluding Germany, it's across the board.

 Steven Postal  - Lehman Brothers - Analyst

 Okay. And, Bill, I'm just wondering, it looks like you have a piece of debt coming due this year. I think that's the Euro bonds that you issued in 2001. Any comment as to what the plans to refinance that are?

 Bill Jellison  - DENTSPLY International Inc. - CFO

 No, at least not at this time. Keep in mind, we have a large amount of cash on our books. We just repatriated in the fourth quarter about $384 million of foreign cash to bring it back into the States so that we had it available for that paydown. Obviously with the amount of cash that we generate, and we still have a significant amount under our revolving credit facility there.

So at this point in time, one, we can cover all the additional exposure that we have on repayment of the financing that's out there, but we have the availability to go into the market and borrow whatever funds that we need, especially if we found other alternatives.

 Steven Postal  - Lehman Brothers - Analyst

 On the implants business, obviously there's been some noise in the marketplace. Could you talk about that market and perhaps the reasons that you believe that you are gaining share in implants?

 Gary Kunkle

 Yes. Our implant business, as I said, is growing high double digits around the world and is growing higher than in the U.S.. but that's probably a function of having a lower base in the U.S. We've just put a lot of effort behind it and we've had a couple of new products introduced. I wouldn't give -- our success, I wouldn't say that it's the benefit of other people's demise. I would say it's strictly a function of our marketing effort behind it and some new products.

 Steven Postal  - Lehman Brothers - Analyst

 Okay. And then final question for me. In terms of use of the cash in 2006, obviously the balance sheet is very strong. I know you talked about the acquisition environment. I'm just wondering if we should think about -- how we should think about share buybacks in '06. There were none in the fourth quarter. Should we anticipate some share repurchase activity in 2006?

 Bill Jellison  - DENTSPLY International Inc. - CFO

 Well, our guideline in share buy-back is to offset the options. And beyond that, we will continue looking at it as we go throughout the year.

 Steven Postal  - Lehman Brothers - Analyst

 Okay. Thanks a lot.

Operator

 Your next question comes from Greg Halter with Great Lakes Review.

 Greg Halter  - Great Lakes Review - Analyst

 Good morning, guys. Thank you for all the detail as well.

I wondered if you could comment on whether or not there is a price increase for '06, and if so what it applies to, what product types?

 Gary Kunkle

 Generally, Greg, we've had price increases each year. And when we have a price increase and you are looking at a particular division, if you look at an isolated product, it's generally between 3 and 4 percent, almost always under 5. That's about all you can do in dentistry.

There are products that we don't have price increases on for a variety of reasons, one, we are probably high priced in most categories anyway, and secondly, for competitive reasons we don't. In aggregate, when you put that all together, we probably yield 1, maybe at best 1.5% in price overall.

But our strategy in '06 in terms of pricing isn't dissimilar than what we've done historically.

 Greg Halter  - Great Lakes Review - Analyst

 Okay, great. Bill, I wondered if you have your goodwill and other intangible balances as of the end of the year?

 Bill Jellison  - DENTSPLY International Inc. - CFO

 Sure. On the goodwill side of the equation, our goodwill is a total of $933 million and our identifiable intangible asset balance is 68 million.

 Greg Halter  - Great Lakes Review - Analyst

 Okay. And also, I wondered if you could reconcile the reduction in operating cash flow '05 versus '04, the 251 versus the 307? Was there any one individual component that led to that decline?

 Bill Jellison  - DENTSPLY International Inc. - CFO

 No, I think there's two things that we'd really been talking about, really all year. One was the accounts receivable balance at the end of 2004. We ended at 47 days. That was a record low for us and I think if you compare it to any of the competitors out there or any of the other players even throughout med-tech center, you'd find that that number is extremely low. We think that we can consistently get into kind of that low 50-day range and we ended the year around 52 days, but that's still about five days higher than the end of last year and we think that that's a reasonable range for the accounts receivable.

And with inventories, while we actually decreased the amount of days at the end of the year, down by two days, again, where that has taken place at and where we've got overall inventory levels, we would have some negative impact on the general growth in the working capital range.

So moving forward into '06, I think you'd expect that from an operating cash flow basis, we should be dropping down the net income side. We would also be showing, again, some continued improvement on the working capital end, but offset somewhat by the growth in our overall sales side, which obviously would grow our working capital to a certain extent.

And from a CapEx perspective I think I gave you a $55 to $60 million range.

 Greg Halter  - Great Lakes Review - Analyst

 Okay. Great. Thank you.

Operator

At this time there are no further questions. Mr. Kunkle, are there any closing remarks?

 Gary Kunkle

 Yes, thank you, Lee. First of all, thank you all for joining the call. We appreciate you taking the time and hearing what we had to say and we appreciate your ongoing commitment and interest in our Company. Thank you very much.

Operator

 Ladies and gentlemen, again, thank you for participating. This does conclude today's conference call. You may all disconnect.


                                       END